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                                 PANAVISION INC.

                             STOCKHOLDERS AGREEMENT

         This STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into this 26th day of July, 2000, by and among Panavision Inc., a Delaware corporation (the "Company"), Sony Electronics Inc., a Delaware corporation ("Sony"), and PX Holding Corporation, a Delaware corporation ("PX Holding").

                               W I T N E S S E T H

         WHEREAS, Sony and the Company are parties to that certain Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which Sony is purchasing 714,300 shares (the "Purchase Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), and a warrant (the "Warrant") to purchase an additional 714,300 shares of Common Stock (the "Warrant Shares"); and

         WHEREAS, prior to the consummation of the transactions contemplated by the Purchase Agreement, PX Holding owned more than 90% of the issued and outstanding Common Stock of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and cove nants set forth herein, the Company, Sony and PX Holding agree as follows:


1.       DEFINITIONS

         1.1 As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         "Affiliate" means, with respect to any specified Person, (i) any other Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote by such specified Person or (ii) any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise. For purposes of this Agreement, PX Holding and its Affiliates shall not be deemed to be an Affiliate of Sony or of any of




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Sony's Affiliates, and Sony and its Affiliates shall not be deemed to be an
Affiliate of PX Holding or of any of PX Holding's Affiliates.

         "Governmental Authority" shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumen tality.

         "Operating Agreement" shall mean the Operating Agreement of DHD Ventures, LLC, of even date herewith, by and between the Company and Sony.

         "Person" shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

         "Sony Director" shall mean one person designated by Sony to serve as a director on the Board who shall be subject to the approval of PX Holding, such approval not to be unreasonably withheld.

         "Third Party" shall mean any Person other than Affiliates of PX Holding (other than the Company).

         1.2 As used in this Agreement, the terms "Purchase Shares" and "Warrant Shares" shall include all shares of Common Stock issued in respect of the Purchase Shares or Warrant Shares in the event of a stock split, stock dividend or similar transaction or pursuant to Sony's anti-dilution rights set forth in the Warrant, dated the date hereof, issued by the Company to Sony.

2.       BOARD OF DIRECTORS

         2.1 PX Holding shall vote, and cause its Affiliates to vote, all shares of Common Stock owned or held of record by PX Holding and its Affiliates at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board of Directors of the Company (the "Board"), or in any written consent executed in lieu of such a meeting, and shall take all actions within its control that are necessary to ensure the election or appointment to the Board of the Sony Director, commencing within seven days of the date hereof.


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         2.2 In the event of any vacancy of the Sony Director on the Board, whether caused by the death, disability, retirement, resignation, removal, termination of term of office or otherwise, PX Holding shall take all actions within its control that are necessary to cause the election to the Board of a replacement Sony Director.

         2.3 Sony may at any time request in writing that the Sony Director be removed as a member of the Board, with or without cause, and upon such written request, PX Holding shall vote, and cause its Affiliates to vote, all of its Common Stock to effect such removal. Neither the Company nor PX Holding nor its Affili ates shall take any action to remove the Sony Director from the Board without Sony's prior written consent.

         2.4 The Company shall cooperate with Sony and PX Holding, and take all such actions that it may lawfully take, to achieve the results intended by this
Section 2, including, without limitation, the appointment within seven days of the date hereof of the Sony Director to the Board.

3.       TAG-ALONG RIGHTS

         3.1 (a) PX Holding shall not, and shall cause its Affiliates not to, directly or indirectly, sell, exchange (in a business combination transaction or otherwise), transfer or otherwise dispose of, to any Third Party in a bona fide transaction (or series of related transactions (it being understood that any two or more transactions need not be with the same purchaser in order to be "related")), a number of shares of Common Stock held by PX Holding and its Affiliates which constitute at least 40% of all shares of Common Stock then issued and outstanding (a "40% Sale") (or, after a 40% Sale, a number of shares of Common Stock which constitute at least 5% of all shares of Common Stock then issued and outstanding) (in either such event, such number of shares, the "Tag-Along Minimum Amount") unless PX Holding and its Affiliates comply with this Section 3.1.

             (b) If PX Holding or an Affiliate of PX Holding receives a bona fide offer (an "Included Offer") from a Third Party to purchase or otherwise acquire an aggregate number of shares of Common Stock (the "Included Shares") held by any one or more of PX Holding and its Affiliates which meets or exceeds the Tag-Along Minimum Amount which PX Holding and/or its Affiliates determines to accept, PX Holding shall then cause all material terms of the Included Offer (includ ing the identity of the Third Party, the number of shares which the Third Party is seeking to purchase or otherwise acquire and the per share price contained in the Included Offer) to be reduced to writing and shall deliver written notice (the "Included


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Notice") of such Included Offer to Sony as provided for in this Agreement. The
Included Notice shall contain an offer by such Third Party to purchase or otherwise acquire, in addition to the Included Shares being acquired from PX Holding, an aggregate amount of Purchase Shares and Warrant Shares from Sony as determined pursuant to Section 3.2 below at the same per share price and on the same other terms as contained in the Included Offer.

             (c) Sony shall, within ten (10) days after the date the Included Notice is given to Sony (the "Included Notice Period"), deliver a reasonably detailed written notice to PX Holding (the "Tag-Along Notice") which shall either (i) subject to Section 3.2 below, specify the number of Purchase Shares and Warrant Shares held by Sony which it wishes to sell pursuant to the Included Offer (the "Tag-Along Shares") and the total number of Purchase Shares, Warrants and Warrant Shares then owned by Sony or (ii) indicate that Sony does not wish to exercise its rights under Section 3 of this Agreement in connection with the Included Offer. In the event such Third Party modifies any of the material terms of the Included Offer, the Third Party shall deliver an amended Included Notice to PX Holding and Sony. Sony shall, if it so desires to sell, exchange, transfer or otherwise dispose of Tag-Along Shares pursuant to the Included Notice, as so amended, deliver to PX Holding an amended Tag-Along Notice specifying the amended number of Tag-Along Shares prior to the date (such date and the last day of the Included Notice Period, each a "Response Date") which is the later of five (5) days after the date such amended Included Notice is delivered to Sony or the end of the original Included Notice Period.

         3.2 Sony shall have the right to sell pursuant to the Included Offer a number of Tag-Along Shares equal to the product of (x) the total number of shares of Common Stock to be acquired by the Third Party pursuant to such Included Offer multiplied by (y) a fraction, the numerator of which shall be the aggregate number of Purchase Shares and Warrant Shares held by Sony and its Affiliates, and the denomi nator of which shall be the sum of the aggregate number of shares of Common Stock owned by PX Holding and its Affiliates and the aggregate number of Purchase Shares and Warrant Shares held by Sony and its Affiliates. Notwithstanding the foregoing, in the event that the consummation of the sale of the Included Shares would result in the deregistration of the Common Stock under the Securities Act of 1933, as amended, Sony shall have the right to sell, pursuant to the Included Offer, a number of Tag-Along Shares equal to 100% of the Purchase Shares and Warrant Shares then owned by Sony or its Affiliates.

         3.3 If, by 5:00 p.m., New York City time, on the last occurring Response Date, Sony shall not have delivered to PX Holding a Tag Along Notice with respect


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to the last Included Notice delivered to Sony, then Sony shall be deemed to have thereafter irrevocably waived its rights under Section 3 of this Agreement with respect to such Included Offer provided that the transactions contemplated by the Included Offer are consummated in accordance with the immediately following sentence. Thereafter, PX Holding and its Affiliates may sell or otherwise dispose of the number of shares of Common Stock included in the Included Offer without including any of the Purchase Shares or the Warrant Shares; provided that (i) the form of consideration being paid to PX Holding and/or its Affiliates in such sale or other disposition has not changed from the form specified in the Included Notice, (ii) in the case where more than one type of consideration is being paid to PX Holding and/or its Affiliates in such sale or other disposition, the percentage of the overall consideration that each type of consideration comprises has not changed from the percentages specified in the Included Notice, and (iii) such sale or other disposition is completed on terms no more favorable to PX Holding and its Affiliates than those set forth in the Included Notice within (A) sixty (60) days after the termination of the last occurring Response Date or (B) in the event that the transactions contemplated by the Included Offer require the approval of any one or more Governmental Authorities, the later to occur of: (1) the date specified in the foregoing clause (A); and (2) the earlier to occur of (x) the second business day following the receipt of the last required approval from a Governmental
Authority and (y) one hundred eighty (180) days after the termination of the last occurring Response Date.

         3.4 Any attempt by PX Holding or its Affiliates to transfer Common Stock in violation of Section 3 hereof shall be void, and the Company shall not effect such a transfer nor shall it treat any alleged transferee as the holder of such shares.

4.       TERMINATION

         4.1 The provisions contained in Section 2 of this Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, upon which such provisions shall terminate in their entirety:

             (a) the date as of which the parties hereto terminate this Agree ment by written consent of the Company, Sony and PX Holding, or

             (b) the date which is the latest of:


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                           (i) the earlier to occur of the date upon which (A)
         an Event of Termination (as defined in the Operating Agreement) has occurred and (B) the Operating Agreement ceases to be in effect;

                           (ii) the date upon which Sony and its Affiliates cease to own shares of Common Stock constituting at least five percent (5%) of the then issued and outstanding Common Stock; and

                           (iii) the date upon which Sony and its Affiliates cease to own shares of Common Stock constituting at least (A) fifty percent (50%) of the maximum number of shares of Common Stock owned at any time by Sony and its Affiliates and (B) one percent (1%) of the then issued and outstanding Common Stock.

For the avoidance of doubt, any Common Stock acquirable upon the exercise of any unexercised Warrants shall not be deemed to be owned by Sony or any of its Affili ates unless and until such shares of Common Stock are, in fact, acquired by Sony or any of its Affiliates upon the exercise of such Warrants.

         4.2 The provisions contained in Section 3 of this Agreement shall continue in full force and effect from the date hereof until Sony and its Affiliates no longer hold (i) any Purchase Shares, (ii) in the case where the Warrant has not been exercised or has been exercised in part only, the Warrant or any warrants issued as a result of the partial exercise of the Warrant, and
(iii) in the event that the Warrant has been exercised in whole or in part, any Warrant Shares, after which time such provisions shall terminate and have no further force or effect.

5.       MISCELLANEOUS

         5.1 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.


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         5.2 All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by telecopy (provided that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

         If to Sony, to:

                  Sony Electronics Inc.
                  1 Sony Drive
                  Park Ridge, New Jersey 07656
                  Attention: General Counsel, Legal Department
                  Telephone: (201) 930-6420
                  Telecopy:  (201) 930-6099


         With a copy to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, New York 10022
                  Attention: David H. Landau, Esq.
                  Telecopy:  (212) 940-8776
                  Telephone: (212) 940-6608


         If to PX Holding, to:

                  PX Holding Corporation
                  35 East 62nd Street
                  New York, New York 10021
                  Attention: Barry F. Schwartz,
                             Executive Vice President and
                             General Counsel
                  Telephone: (212) 572-8600
                  Telecopy:  (212) 572-5056








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         If to the Company, to:

                  Panavision Inc.
                  6219 De Soto Avenue
                  Woodland Hills, California 91367
                  Attention: John Farrand
                  Telephone: (818) 316-1000
                  Telecopy:  (818) 316-1110


         With a copy, in the case of PX Holding or the Company, to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attention: Alan C. Myers, Esq.
                  Telephone: (212) 735-3000
                  Telecopy:  (212) 735-2000

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

         5.3 This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

         5.4 If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agree ment and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         5.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by either party hereto, except with the prior written consent of the other party hereto; provided, however, that each party may assign its rights, but not its obligations, under this Agreement to any Affiliate of such party.


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         5.6 (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

             (b) Neither party shall commence any legal proceeding or action against the other party under this Agreement unless and until the parties have attempted in good faith to settle the underlying dispute through negotiation or mediation for a period of not less than 30 days. Each of the parties hereto irrevoca bly and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and uncondi tionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

             (c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE EN FORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

         5.7 Should any party hereto bring an action to enforce the terms of this Agreement then, if the party hereto which brought such action prevails in such action it shall be entitled to recovery of its attorney's fees from the party hereto against whom such action was brought, and if the party hereto against whom such action was brought prevails in such action it shall be entitled to recovery of its attorney's fees from the party hereto which brought such action.

         5.8 This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.


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         5.9 The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         5.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

         5.11 The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agree ment.

                            [Signature Page Follows]

















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             IN WITNESS WHEREOF, the parties hereto have executed this
Stockholders Agreement as of the date first above written.

                                             PANAVISION INC.


                                             By:
                                                ----------------------------
                                             Name:
                                             Title:

                                             PX HOLDING CORPORATION


                                             By:
                                                ----------------------------
                                             Name:
                                             Title:


                                             SONY ELECTRONICS INC.


                                             By:
                                                ----------------------------
                                             Name:
                                             Title: